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                                                                  EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Amylin Pharmaceuticals, Inc. of our report dated January 24, 1997, included in the 1996 Annual Report to Stockholders of Amylin Pharmaceuticals, Inc.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-32896, 33-32894, and 33-45092) pertaining to the 1991 Stock Option Plan, Non-Employee Directors' Stock Option Plan, and the 1991 Employee Stock Purchase Plan, of our report dated January 24, 1997, with respect to the consolidated financial statements of Amylin Pharmaceuticals, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                ERNST & YOUNG LLP


San Diego, California
March 25, 1997